EXHIBIT 99.1

Contact:	Jon F. Weber President and Chief Financial Officer (914) 242-7700
FOR IMMEDIATE RELEASE
AMERICAN REAL ESTATE PARTNERS, L.P.
REPORTS FULL YEAR RESULTS
Mount Kisco, New York, March 16, 2006 — American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) today reported its 2005 financial results. The results reflect the full year results for AREP’s Oil & Gas, Gaming and Real Estate segments as well as those of AREP’s Home Fashion segment since its acquisition on August 8, 2005.
Year Ended December 31, 2005
     For 2005, revenues increased to $1,262.5 million, from $670.3 million during 2004. The increase in revenues was primarily due to the inclusion of AREP’s Home Fashion segment revenue. AREP enjoyed continued strong performance in its Oil & Gas, Gaming and Real Estate businesses as it reported operating income of $77.5 million for 2005 compared to operating income of $92.7 million for 2004. Operating income in 2005 would have been $95.1 million higher but for the effect of increased unrealized losses on oil and gas hedging contracts ($60.0 million), the inclusion of operating losses from recently acquired home fashion segment ($22.4 million) and the effect of increased holding company costs ($12.7 million) driven mainly by recent transaction activity.
     Net cash from operating activities increased by $145.8 million in 2005, to $245.7 million from $89.5 million in 2004, principally as a result of increased non-cash charges in 2005. Despite strong operating performance, our net earnings in 2005 declined to a loss of $27.0 million from earnings of $153.8 million in 2004. Lower 2005 earnings were attributable in part to the effect of non-cash charges, including $69.3 million in unrealized losses on hedging contracts and a $52.4 million impairment charge associated with our investment in GB Holdings, Inc. In addition, earnings were affected by a $41.8 million increase in interest expense associated with higher levels of outstanding debt during 2005.
     AREP reinstituted, for the first time since 1995, a $0.10 per unit quarterly distribution, which was paid in the third and fourth quarters of 2005.
     AREP ended 2005 with $4.0 billion in total assets, up from $2.9 billion a year earlier, while maintaining a strong balance sheet with a net current position of $1.6 billion and cash and current investments of $1.4 billion, an amount equivalent to the principal amount of its long-term debt.
     The following table presents results for 2005 and 2004 by segment ($ in millions):

				Depreciation, Depletion and		Growth/
	Operating Income		Growth	Amortization		Decline
	2005	2004		2005	2004)
Oil & Gas (1)	$37.5	$33.1	13.3%	$91.1	$60.1	51.6%
Gaming	$60.2	$51.2	17.6%	$37.6	$38.4	(2.1)%
Real Estate	$21.3	$14.8	43.9%	$5.4	$5.4	0%
Home Fashion	$(22.4)	—		$19.4	—	—
Holding Company	$(19.1)	$(6.4)	198.4%	$5.1	$1.8	18.3%

Total	$77.5	$92.7	(16.4)%	$158.6	$105.7	50.0%

(1) Operating income for Oil & Gas is reduced by the effects of unrealized losses on hedging contracts of $69.3 million in 2005 and $9.2 million in 2004.
Oil & Gas
     AREP conducts oil and gas operations through its wholly-owned subsidiary, NEG Oil & Gas LLC. NEG Oil & Gas currently includes AREP’s 50.01% ownership interest in National Energy Group, Inc., its managing membership interest in NEG Holding LLC, its indirect membership interest (through National Energy Group) in NEG Holding, and its 100% ownership interest in National Onshore LP and National Offshore LP, formerly known as TransTexas Gas Corporation and Panaco, Inc., respectively. In December 2005, NEG, Inc., AREP’s newly-formed subsidiary, entered into an agreement and plan of merger pursuant to which National Energy Group will merge with and into NEG and the stockholders of National Energy Group, including AREP, will receive shares of common stock of NEG.
     In February 2006, NEG filed a registration statement for an initial public offering. The proceeds of the offering will be used to purchase a managing membership interest in NEG Oil & Gas. Following the offering by NEG, AREP expects to retain a membership interest in NEG Oil & Gas and own more than a majority of the voting power of NEG.
     For 2005, AREP’s Oil & Gas business had revenues of $198.9 million, operating income of $37.5 million and depreciation, depletion and amortization of $91.1 million. Oil and gas revenue includes the effect of unrealized losses on oil and gas hedging contracts of $69.3 million.
Gaming
     AREP’s indirect wholly-owned subsidiary, American Casino & Entertainment Properties LLC, owns three Las Vegas casinos, Stratosphere Casino, Hotel and Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. AREP owns 58.3% of the common stock of Atlantic Coast Entertainment Holdings, Inc. and Atlantic Coast owns The Sands Hotel and Casino in Atlantic City, New Jersey.

     AREP also owns approximately 77.5% of GB Holdings Inc. (“GBH”), which owns 41.7% of the outstanding common stock of Atlantic Coast. On September 29, 2005, GBH filed Chapter 11 bankruptcy and, as a result, AREP has determined that it no longer controls GBH for accounting purposes and deconsolidated its investment in GBH. As a result of GBH’s bankruptcy, AREP recorded impairment charges of $52.4 million related to the write-off of the remaining carrying amount of its investment ($6.7 million) and also to reflect a dilution in its effective ownership percentage of Atlantic Coast, 32.3% of which had been owned through AREP’s ownership of GBH ($45.7 million).
     For 2005, AREP’s gaming business had net revenues of $490.3 million, an increase of 4.1% over 2004, operating income of $60.2 million, an increase of 17.6% over 2004, and depreciation and amortization of $37.6 million. Operating income at AREP’s Las Vegas casinos for 2005 was $67.1 million while its Atlantic City casino had an operating loss of $6.9 million.
Real Estate
     AREP’s real estate activities comprise three segments: rental real estate; property development and resort operations. For 2005, real estate activities had revenues of $100.6 million, an increase of 63.8% over 2004, operating income of $21.3 million, an increase of 43.9% compared to 2004, and depreciation and amortization of $5.4 million.
     AREP has been marketing for sale portions of its net lease portfolio and, accordingly, carries such properties as “discontinued operations” in its financial statements. For 2005, AREP sold 14 properties for proceeds of $53.4 million and recorded a gain from discontinued operations of $21.8 million.
Home Fashion
     On August 8, 2005, WestPoint International Inc., an indirect subsidiary of AREP, completed the acquisition of substantially all the assets of WestPoint Stevens, Inc. WestPoint International is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products.
     From August 8, 2005 through December 31, 2005, AREP’s home fashion segment had revenues of $472.7 million, an operating loss of $22.4 million and depreciation and amortization of $19.4 million.
Holding Company Activity
     Total general and administrative expenses (including acquisition costs) incurred by the holding company were $19.1 million for 2005 compared to $6.4 million for 2004. Such costs increased principally due to the impact of acquisition costs and higher compensation costs and professional fees.
* * *

Conference Call Information: AREP will hold a conference call to discuss financial and operational results on Wednesday, March 22, 2006 at 9:30 a.m., Eastern Time. The webcast will be broadcast live and may be joined by visiting AREP’s website at http://www.areplp.com. It will also be archived and made available at http://www.areplp.com under the Investor Relations Section. For those wishing to monitor only the audio portion of the webcast, the dial-in number is 888-882-0142. There is no need for an access code.
AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include Oil & Gas Exploration and Production; Gaming; Real Estate; and Home Fashion.
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to oil and gas exploration and production operations, including costs of drilling, completing and operating wells and the effects of regulation; risks related to our real estate activities including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties , and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I
CONSOLIDATED RESULTS OF EARNINGS
In millions of dollars except unit and per unit data

	Year Ended
	December 31,
	2005	2004
		(Restated)
Revenues	$1,262.5	$670.3
Operating income	$77.5	$92.7
Interest expense	(104.0)	(62.2)
Interest income	45.9	45.2
Impairment charges on GB Holdings, Inc.	(52.4)	(15.6)
Other income (expense), net	3.8	30.6

Pre-tax income (loss)	(29.2)	90.7
Income tax expense	(21.1)	(18.3)

Income (loss) from continuing operations	(50.3)	72.4
Income from discontinued operations	23.3	81.3
Net earning (loss)	$(27.0)	$153.8

Net earnings (loss) attributable to
Limited partners	$21.6	$130.8
General partner	(5.4)	22.9

Net earnings (loss) per LP unit:	(27.0)	$153.8

Basic earnings (loss):
Income (loss) from continuing operations	$(0.82)	$1.11
Income from discontinued operations	0.42	1.73

Basic earnings (loss) per LP unit	$(0.40)	$2.84

Weighted average units
Outstanding	54,085,492	46,098,284
Diluted earnings (loss):
Income (loss) from continuing operations	$(0.82)	$1.09
Income from discontinued operations	0.42	1.55

Diluted earnings (loss) per LP unit	$(0.40)	$2.64

Weighted average units and equivalent units outstanding	54,085,492	51,542,312

APP-I-1

APPENDIX II
CONSOLIDATED SUMMARY BALANCE SHEET
The following table presents AREP’s consolidated summary balance sheet data as of December 31, 2005 and December 31, 2004 ($ in millions):

	December 31,
	2005	2004
		(Restated)
Assets
Cash and cash equivalents	$576.1	$806.3
Investments	820.7	99.1
Other current assets	787.3	314.9

Total current assets	2,184.1	1,220.3

Non-current investments	16.0	251.4
Property, plant and equipment	1,635.2	1,263.9
Other assets	107.8	125.6
Intangible assets	23.4	—

Total assets	$3,966.5	$2,861.2

Liabilities
Current liabilities	$550.7	$319.1
Long-term debt	1,411.7	683.1
Other long term-term liabilities	89.0	92.8
Preferred limited partnership units	112.1	106.7

Total liabilities	2,163.5	1,201.7

Minority interests	304.6	17.7

Partners’ equity	1,498.4	1,641.8

Total liabilities and partners’ equity	$3,966.5	$2,861.2

APP-II-1